EXHIBIT 10.82
CONSULTING AGREEMENT
     AGREEMENT made as of the 24th day of March 2008, by and between SYNTAX-BRILLIAN CORPORATION, a Delaware corporation (hereinafter called “Company”) and JOHN S. HODGSON (hereinafter called “Consultant”).
W I T N E S S E T H:
     Consultant has been Executive Vice President and Chief Financial Officer of Company since October 1, 2007 and has also served as a Director of the Company since its inception in 2005 and previously served as Chairman of the Company’s Audit Committee.
     Consultant has also held various positions as an Officer and Director in several Subsidiaries and Affiliates of the Company to the present at various times since the inception of the Company.
     Consultant is hereby submitting his resignation of all positions with the Company and its Subsidiaries and Affiliates as referenced in Schedule A hereto, including his positions as a Director, to the respective Boards of Directors of said entities to take effect on March 24, 2008. Consultant will be continue to be compensated as an employee through March 31, 2008.
     Company desires to maintain access to Consultant’s knowledge and experience to assist it in connection with the transition to a replacement for Consultant.
     Company desires to engage Consultant and Consultant desires to accept such engagement, all on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
     1. Engagement.
          (a) The Engagement. Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to perform the duties set forth in this Agreement and to act in the best interests of the Company as defined by its Board of Directors.
          (b) Duties of Consultant. During Consultant’s engagement by Company pursuant to this Agreement, Consultant shall render such advice and recommendations to Company as Company may reasonably request with respect to Company’s financial and accounting matters.
     2. Extent of Duties. Consultant shall devote such of Consultant’s business time, attention, and efforts as are reasonably necessary to the performance of Consultant’s duties under this Agreement, and shall perform such duties faithfully and diligently.

          3. Compensation.
          (a) Fixed Compensation. Company shall pay to Consultant as full compensation for the duties performed by Consultant during Consultant’s engagement under this Agreement, an annual fee in the amount of $275,000. One fourth of said fee ($68,750) shall be paid on April 1, 2008 with the remainder paid in installments of $22,916.67 on a monthly basis commencing with July 1, 2008 until the fee is paid in full. In addition, Consultant shall be paid an amount that matches the current Company contribution for the continuation of the medical, vision and dental insurance coverage. (These payments are specified in Schedule B as attached.) Consultant hereby waives any right to any other compensation and releases Company from any other claims for compensation related to any previous employment with the Company or service as an Officer and Director of the Company unless specified herein. The Consultant shall be responsible for any withholding for federal and state tax purposes.
          (b) Stock-Based Compensation. All vested stock-based compensation previously granted to Consultant shall continue in full force and effect during the period of Consultant’s service hereunder.
          (c) Reimbursement. Company shall reimburse Consultant for all travel and entertainment expenses and other ordinary and necessary business expenses incurred by Consultant in connection with the business of Company and Consultant’s duties under this Agreement; provided, however, that Consultant shall not incur such expenses in an amount in excess of $200 during any month without written authorization from Company. The term “business expenses” shall not include any item not deductible by Company for federal income tax purposes. To obtain reimbursement, Consultant shall submit to Company receipts, bills, or sales slips for the expenses incurred. Reimbursements shall be made by Company monthly within 10 days of presentation by Consultant of evidence of the expenses incurred.
     4. Term of Engagement.
          (a) Engagement Term. The term of Consultant’s engagement hereunder shall commence on April 1, 2008 and shall continue until March 31, 2009.
          (b) Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:
                    (i) In the event of the Consultant’s death prior to the completion of the term of this Agreement, Consultant’s engagement shall be fully vested with the unpaid fee paid to Consultant’s estate;
                    (ii) If Consultant shall fail, for a period of more than 30 consecutive days, or for 30 days within any 60-day period, to perform any of Consultant’s duties under this Agreement as the result of illness or other incapacity, Company may, at its option, upon notice to Consultant, terminate Consultant’s engagement effective on the date of that notice;
                    (iii) If Consultant shall breach or violate any of the provisions of this Agreement, or fail to perform in a manner reasonably satisfactory to Company any of the duties required of Consultant and such breach, violation, or failure shall continue for a period of 10 days after Company shall have given Consultant written notice specifying the nature thereof in reasonable detail, Company may, at its option, upon notice to Consultant, terminate Consultant’s engagement effective on the date of that notice.
     5. Competition and Confidential Information.
          (a) Non-Competition. During the period of Consultant’s engagement by Company and the period ending 12 months after the termination of Consultant’s engagement by Company, regardless of the reason therefor, Consultant shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) perform any duties for or engage or become financially interested in any competitive business conducted within the Restricted Territory. As used herein, competitive business shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Company; and the Restricted Territory shall mean any geographic area in which Company currently conducts business.
          (b) Confidential Information. Consultant shall maintain in strict secrecy all confidential or trade secret information relating to the business of Company (the “Confidential Information”) obtained by Consultant in the course of Consultant’s engagement as well as in the course of the Consultant’s prior employment with the Company and his service as a Director of the Company, and Consultant shall not, unless first authorized in writing by Company, disclose to, or use for Consultant’s benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Consultant’s engagement, any Confidential Information, except as required in the performance of Consultant’s duties on behalf of Company. For purposes hereof, Confidential Information shall include without limitation any engineering, drawings, or other reproductions or materials of any kind; any trade secrets, knowledge, or information with respect to processes, inventions, formulae, machinery, manufacturing techniques, or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies, financial information or other information relating to or dealing with the accounting, financial, purchasing, production, sales, or distribution policies or practices of Company.
          (c) Return of Books, Papers and other Company Property. Upon the termination of Consultant’s engagement with Company for any reason, Consultant shall deliver promptly to Company all manuals, memoranda, and specifications; all cost, pricing, and other financial data; all customer information; all other written or printed materials that are the property of Company (and any copies of them); and all other materials which that contain Confidential Information relating to the business of Company, which Consultant may then have in Consultant’s possession whether prepared by Consultant or not and any other Company property excluding computer and communication devices.
          (d) Disclosure of Information. Consultant shall disclose promptly to Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Company, whether patentable or not, conceived or made by Consultant, either alone or jointly with others, during working hours or otherwise, during the entire period of Consultant’s engagement with Company, or within six months thereafter.

          (e) Assignment. Consultant hereby assigns to Company or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, which Consultant may conceive or make during Consultant’s engagement with Company, or within six months thereafter, and which relate to the business of Company. Whenever requested to do so by Company, whether during the period of Consultant’s engagement or thereafter, Consultant shall execute any and all applications, assignments, and other instruments that Company shall deem necessary or appropriate to apply for, obtain, or maintain Letters Patent of the United States or of any foreign country or to protect otherwise the interest of Company therein.
          (f) Equitable Relief. In the event a violation of any of the restrictions contained in this paragraph is established, Company shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. In the event of a violation of any provision of subparagraph (a), (d) or (e) of this paragraph, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.
          (g) Restrictions Separable. Each and every restriction set forth in this paragraph is independent and severable from the others, and no restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.
     6. Miscellaneous.
          (a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, when sent by facsimile or by email, or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

(i)	If to Company:

1600 North Desert Drive
Tempe, Arizona 85281
Attention: General Counsel

(ii)	If to Consultant:

To the address set forth in the
records of the Company

with a copy, given in the manner prescribed above, to:

          Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
          (b) Indemnification and Insurance. Consultant shall continue to receive protection from claims under the Indemnification provisions for Officers and Directors of the Company’s By-Laws during the term of this Agreement. Consultant shall also be named as an Additional Insured party under the Directors and Officers Insurance Program maintained by the Company during the term of this Agreement.
          (c) Indulgences. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.
          (d) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.
          (e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that neither party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.
          (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original (including faxsimile or copies of original signatures) as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
          (g) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          (h) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          (i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          (j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
          (k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SYNTAX-BRILLIAN CORPORATION

By:	/s/ Michael J. Miller

/s/ John S. Hodgson

John S. Hodgson

Schedule A

Syntax-Brillian Corporation, a Delaware corporation

Syntax-Brillian SPE, Inc., a Delaware corporation

Syntax Groups Corporation, a California corporation

Vivitar Corporation, a California corporation and any and all Subsidiary entities

Schedule B

Attached Payment Table